UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  February 24, 2009
(Date of earliest event reported)

21ST CENTURY HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, FL	33311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (954) 581-9993

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFT 240.13e-4( c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

The Board of Directors has appointed Jenifer G. Kimbrough to serve as a director of the Company, which appointment will be effective as of April 1, 2009, to fill the vacancy created by Mr. Edward J. Lawson’s resignation.  Ms. Kimbrough will serve as a Class I director and will stand for reelection at the 2010 Annual Meeting of Shareholders.  Ms. Kimbrough will serve as a member of the Audit Committee and the Compensation Committee.

Ms. Kimbrough (age 37) has served as the Vice President of Assurance and Process Improvement for Surgical Care Affiliates since November 2007.  Prior to 2007, Ms. Kimbrough was the Senior Vice President of Investor Relations at Regions Financial Corporation.  From 1993 to 2003, Ms. Kimbrough served as an Audit Senior Manager at Ernst & Young LLP.    Ms. Kimbrough has no family relationship with any of the Company's executive officers or directors and has not engaged in any related party transactions with the Company.

Ms. Kimbrough received her certification as a certified public accountant from the Alabama State Board of Public Accountancy in 1994.  Ms. Kimbrough is an active member of several societies, including: American Woman’s Society of CPAs, Institute of Internal Auditors, Alabama State Society of CPAs and American Institute of CPAs.  Additionally, she recently served on the AICPA Women’s Initiative Executive Committee and as National President of the AWSCPA.

As a non-employee director, Ms. Kimbrough will receive an annual retainer of $40,000, payable in quarterly installments of $10,000, beginning on April 1, 2009.  In addition to the annual retainer, Ms. Kimbrough will receive an option grant to purchase 10,000 shares of the Company’s common stock on April 1, 2009.  The exercise price of her options will be the fair market value of the Company's common stock on the grant date, the options will vest 20% per year and will expire on April 1, 2019.  Additional stock option grants may be awarded to Ms. Kimbrough in the future at the discretion and authorization of the Compensation Committee.

Ms. Kimbrough will enter into an Indemnification Agreement with the Company as soon as is reasonably possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21ST CENTURY HOLDING COMPANY

Date: February 26, 2009	By:	/s/ Peter J. Prygelski, III
Name: Peter J. Prygelski, III
Title: Chief Financial Officer
(Principal Accounting and Financial Officer)